Exhibit 21.1
SUBSIDIARIES OF VERITONE, INC.
As of December 31, 2025

Subsidiaries	State or other jurisdiction of incorporation or organization
Broadbean Technology Limited	United Kingdom
Broadbean, Inc.	Delaware, USA
Machine Box, Inc.	Delaware, USA
PandoLogic Ltd.	Israel
PandoLogic, Inc.	Delaware, USA
Table Rock Management, LLC	California, USA
Veritone AI India Private Limited	India
Veritone Alpha, Inc.	Delaware, USA
Veritone Australia Pty Ltd	Australia
Veritone Digital, Inc.	Delaware, USA
Veritone Enterprise, LLC	Delaware, USA
Veritone France, S.A.R.L.	France
Veritone Politics, LLC	Delaware, USA
Veritone UK Ltd.	United Kingdom
VocaliD, Inc.	Delaware, USA